From:    Brian Manthey (news media)
414-221-4444
brian.manthey@wecenergygroup.com

Beth Straka (investment community)
414-221-4639
beth.straka@wecenergygroup.com

Feb. 12, 2019

WEC Energy Group posts strong 2018 results

MILWAUKEE - WEC Energy Group (NYSE: WEC) recorded net income based on generally accepted accounting principles (GAAP) of $1.06 billion, or $3.34 per share, for 2018. This compares to earnings of $1.20 billion, or $3.79 per share, for 2017. The 2017 results include earnings from recurring operations of $3.14 per share and the net impact of one-time, non-cash adjustments totaling 65 cents per share. These one-time adjustments reflect the application of the 2017 tax law to the company's non-utility assets and to the assets of the parent company.

2018 earnings of $3.34 per share compare to 2017 adjusted earnings of $3.14 per share.

"On virtually every meaningful measure, 2018 was an exceptional year for WEC Energy Group," said Gale Klappa, executive chairman. "We delivered solid earnings and dividend growth and reached milestones in network reliability, customer satisfaction and community support," he added. "The company continues to perform at a high level."

For the fourth quarter of 2018, WEC Energy Group recorded net income based on GAAP of $205.0 million, or 65 cents per share. This compares to earnings of $432.6 million, or $1.36 per share, for the fourth quarter of the previous year, which included 65 cents per share of one-time, non-cash adjustments.

Excluding this amount, adjusted earnings for the fourth quarter of 2017 were 71 cents per share. Comparable GAAP results for the fourth quarter of 2018 were 65 cents per share.

During the fourth quarter, We Energies, WEC Energy Group’s largest utility, was recognized as the most reliable utility in the Midwest for the eighth year in a row by PA Consulting, an independent firm that analyzes data on electric outages, restoration times and service quality.

For the full year, retail deliveries of electricity - excluding the iron ore mine in Michigan’s Upper Peninsula - rose by 2.6 percent. Residential electricity use increased by 5.3 percent. Electricity consumption by small commercial and industrial customers grew by 2.0 percent.

Electricity use by large commercial and industrial customers - excluding the iron ore mine - was 1.0 percent higher during 2018. On a weather-normal basis for 2018, retail deliveries of electricity - excluding the iron ore mine - rose by 1.2 percent.

Natural gas deliveries in Wisconsin, excluding gas used for power generation, rose by 9.1 percent during 2018. On a weather-normal basis, natural gas deliveries grew by 4.3 percent during the year.

At the end of 2018, WEC Energy Group utilities were serving approximately 11,000 more electric and 19,000 more natural gas customers than at the same time a year ago.

“The company is affirming its 2019 earnings guidance in the range of $3.48 to $3.52 per share - in line with our long-term objective of growing earnings at a rate of 5 to 7 percent annually,” Klappa said.

WEC Energy Group (NYSE: WEC), based in Milwaukee, is one of the nation’s premier energy companies, serving 4.5 million customers in Wisconsin, Illinois, Michigan and Minnesota.

The company’s principal utilities are We Energies, Wisconsin Public Service, Peoples Gas, North Shore Gas, Michigan Gas Utilities, Minnesota Energy Resources and Upper Michigan Energy Resources. The company's other major subsidiary, We Power, designs, builds and owns electric generating plants.

WEC Energy Group (wecenergygroup.com) is a Fortune 500 company and a component of the S&P 500. The company has approximately 50,000 stockholders of record, 8,000 employees and more than $33 billion of assets.

The tables below include a reconciliation of GAAP to adjusted earnings for 2017. While there were no adjustments made to GAAP earnings in 2018, these amounts have been included in the tables below for comparative purposes.

	Net income
	(millions)
	2018 Full Year	2017 Full Year
WEC Energy Group GAAP	$1,059.3	$1,203.7
Tax benefit related to Tax Cuts and Jobs Act of 2017	—	$(206.7)
WEC Energy Group adjusted net income	$1,059.3	$997.0

	Earnings per share
	2018 Full Year	2017 Full Year
WEC Energy Group GAAP	$3.34	$3.79
Tax benefit related to Tax Cuts and Jobs Act of 2017	—	$(0.65)
WEC Energy Group adjusted EPS	$3.34	$3.14

Diluted average shares outstanding (millions)	316.9	317.2

	Net income
	(millions)
	2018 Q4	2017 Q4
WEC Energy Group GAAP	$205.0	$432.6
Tax benefit related to Tax Cuts and Jobs Act of 2017	—	$(206.7)
WEC Energy Group adjusted net income	$205.0	$225.9

	Earnings per share
	2018 Q4	2017 Q4
WEC Energy Group GAAP	$0.65	$1.36
Tax benefit related to Tax Cuts and Jobs Act of 2017	—	$(0.65)
WEC Energy Group adjusted EPS	$0.65	$0.71

Diluted average shares outstanding (millions)	316.9	317.2

Earnings per share listed in this news release are on a fully diluted basis.

Conference call

A conference call is scheduled for 1 p.m. Central time on Tuesday, Feb. 12. The call will review 2018 earnings and will discuss the company's outlook for the future.

All interested parties, including stockholders, news media and general public, are invited to listen. Access the call at 866-393-4306 up to 15 minutes before it begins. The number for international callers is 734-385-2616. The conference ID is 5299655.

Conference call access also is available at wecenergygroup.com. Under ‘Webcasts,’ select ‘Q4 Earnings.’ In conjunction with this earnings announcement, WEC Energy Group will post on its website a package of detailed financial information on its 2018 performance. The materials will be available at 6:30 a.m. Central time on Tuesday, Feb. 12.

Replay

A replay will be available on the website and by phone after the call. Access to the webcast replay will be available on the website approximately two hours after the call. Access to a phone replay also will be available approximately two hours after the call and remain accessible through Feb. 26, 2019. Domestic callers should dial 855-859-2056. International callers should dial 404-537-3406. The replay conference ID is 5299655.

Non-GAAP earnings measures

We have provided adjusted earnings (non-GAAP earnings) in this press release as a complement to, and not as an alternative to, reported earnings presented in accordance with GAAP. Adjusted earnings exclude a one-time reduction in income tax expense related to a revaluation of our deferred taxes as a result of the Tax Cuts and Jobs Act of 2017 which is not indicative of the company's operating performance. Therefore, we believe that the presentation of adjusted earnings is relevant and useful to investors to understand WEC Energy Group's operating performance. Management uses such measures internally to evaluate the company's performance and manage its operations.

Forward-looking statements

Certain statements contained in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are based upon management's current expectations and are subject to risks and uncertainties that could cause our actual results to differ materially from those contemplated in the statements.  Readers are cautioned not to place undue reliance on these statements.  Forward-looking statements include, among other things, statements concerning management's expectations and projections regarding earnings and future results.  In some cases, forward-looking statements may be identified by reference to a future period or periods or by the use of forward-looking terminology such as "anticipates," "believes," "estimates," "expects," "forecasts," "guidance," "intends," "may," "objectives," "plans," "possible," "potential," "projects," "should," “targets,” “will” or similar terms or variations of these terms.

Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements include, but are not limited to: general economic conditions, including business and competitive conditions in the company's service territories; timing, resolution and impact of rate cases and other regulatory decisions; the company’s ability to continue to successfully integrate the operations of its subsidiaries; availability of the company’s generating facilities and/or distribution systems; unanticipated changes in fuel and purchased power costs; key personnel changes; varying weather conditions; continued industry consolidation; continued adoption of distributed generation by the company’s customers; energy conservation efforts; the company's ability to successfully acquire and/or dispose of assets and projects; cyber-security threats and data security breaches; construction risks; equity and bond market fluctuations; changes in the company’s and its subsidiaries’ ability to access the capital markets; the impact of tax reform and any other legislative and regulatory changes, including changes to environmental standards; political developments; current and future litigation and regulatory investigations; changes in accounting standards; the financial performance of the American Transmission Co.; goodwill and its possible impairment; and other factors described under the heading "Factors Affecting Results, Liquidity and Capital Resources" in Management's Discussion and Analysis of Financial Condition and Results of Operations and under the headings “Cautionary Statement Regarding Forward-Looking Information” and "Risk Factors" contained in the company’s Form 10-K for the year ended Dec. 31, 2017, and in subsequent reports filed with the Securities and Exchange Commission. The company expressly disclaims any obligation to publicly update or revise any forward-looking information.

Tables follow

WEC ENERGY GROUP, INC.

CONSOLIDATED INCOME STATEMENTS (Unaudited)	Three Months Ended		Year Ended
	December 31		December 31
(in millions, except per share amounts)	2018	2017	2018	2017
Operating revenues	$2,076.8	$2,055.0	$7,679.5	$7,648.5

Operating expenses
Cost of sales	854.0	797.2	2,897.9	2,822.8
Other operation and maintenance	667.8	598.7	2,270.5	2,056.1
Depreciation and amortization	217.7	205.1	845.8	798.6
Property and revenue taxes	47.5	47.0	196.9	194.9
Total operating expenses	1,787.0	1,648.0	6,211.1	5,872.4

Operating income	289.8	407.0	1,468.4	1,776.1

Equity in earnings of transmission affiliates	41.5	31.4	136.7	154.3
Other income, net	5.3	24.5	70.3	73.7
Interest expense	117.9	105.3	445.1	415.7
Other expense	(71.1)	(49.4)	(238.1)	(187.7)

Income before income taxes	218.7	357.6	1,230.3	1,588.4
Income tax expense (benefit)	13.4	(75.3)	169.8	383.5
Net income	205.3	432.9	1,060.5	1,204.9

Preferred stock dividends of subsidiary	0.3	0.3	1.2	1.2
Net income attributed to common shareholders	$205.0	$432.6	$1,059.3	$1,203.7

Earnings per share
Basic	$0.65	$1.37	$3.36	$3.81
Diluted	$0.65	$1.36	$3.34	$3.79

Weighted average common shares outstanding
Basic	315.5	315.6	315.5	315.6
Diluted	316.9	317.2	316.9	317.2

Dividends per share of common stock	$0.5525	$0.5200	$2.2095	$2.0800

WEC ENERGY GROUP, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)	December 31,	December 31,
(in millions, except share and per share amounts)	2018	2017
Assets
Current assets
Cash and cash equivalents	$84.5	$38.9
Accounts receivable and unbilled revenues, net of reserves of $149.2 and $143.2, respectively	1,280.9	1,350.7
Materials, supplies, and inventories	548.2	539.0
Prepayments	256.8	210.0
Other	77.2	74.9
Current assets	2,247.6	2,213.5

Long-term assets
Property, plant, and equipment, net of accumulated depreciation of $8,515.9 and $8,618.5, respectively	22,000.9	21,347.0
Regulatory assets	3,805.1	2,803.2
Equity investment in transmission affiliates	1,665.3	1,553.4
Goodwill	3,052.8	3,053.5
Other	704.1	619.9
Long-term assets	31,228.2	29,377.0
Total assets	$33,475.8	$31,590.5

Liabilities and Equity
Current liabilities
Short-term debt	$1,440.1	$1,444.6
Current portion of long-term debt	365.0	842.1
Accounts payable	876.4	859.9
Accrued payroll and benefits	185.4	169.1
Other	464.8	553.6
Current liabilities	3,331.7	3,869.3

Long-term liabilities
Long-term debt	9,994.0	8,746.6
Deferred income taxes	3,388.1	2,999.8
Deferred revenue, net	520.4	543.3
Regulatory liabilities	4,251.6	3,718.6
Environmental remediation liabilities	616.4	617.4
Pension and OPEB obligations	422.8	397.4
Other	1,108.1	1,206.3
Long-term liabilities	20,301.4	18,229.4

Commitments and contingencies

Common shareholders' equity
Common stock – $0.01 par value; 325,000,000 shares authorized; 315,523,192 and 315,574,624 shares outstanding, respectively	3.2	3.2
Additional paid in capital	4,250.1	4,278.5
Retained earnings	5,538.2	5,176.8
Accumulated other comprehensive (loss) income	(2.6)	2.9
Common shareholders' equity	9,788.9	9,461.4

Preferred stock of subsidiary	30.4	30.4
Noncontrolling interests	23.4	—
Total liabilities and equity	$33,475.8	$31,590.5

WEC ENERGY GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)	Year Ended
	December 31
(in millions)	2018	2017
Operating activities
Net income	$1,060.5	$1,204.9
Reconciliation to cash provided by operating activities
Depreciation and amortization	845.8	798.6
Deferred income taxes and investment tax credits, net	297.3	271.7
Contributions and payments related to pension and OPEB plans	(77.6)	(120.5)
Equity income in transmission affiliates, net of distributions	(18.6)	(4.8)
Change in –
Accounts receivable and unbilled revenues	23.5	(86.4)
Materials, supplies, and inventories	(8.8)	49.3
Other current assets	(10.0)	(7.1)
Accounts payable	110.6	8.5
Other current liabilities	(67.6)	161.8
Other, net	290.4	(197.4)
Net cash provided by operating activities	2,445.5	2,078.6

Investing activities
Capital expenditures	(2,115.7)	(1,959.5)
Acquisition of Bishop Hill III Wind Energy Center, net of restricted cash acquired of $4.5	(162.9)	—
Acquisition of Forward Wind Energy Center	(77.1)	—
Acquisition of Coyote Ridge Wind Farm	(61.4)	—
Acquisition of Bluewater	—	(226.0)
Capital contributions to transmission affiliates	(53.5)	(109.6)
Proceeds from the sale of assets and businesses	12.1	24.0
Proceeds from the sale of investments held in rabbi trust	118.6	8.7
Purchase of investments held in rabbi trust	(65.0)	(3.7)
Other, net	20.5	12.0
Net cash used in investing activities	(2,384.4)	(2,254.1)

Financing activities
Exercise of stock options	29.1	30.8
Purchase of common stock	(72.4)	(71.3)
Dividends paid on common stock	(697.3)	(656.5)
Issuance of long-term debt	1,740.0	435.0
Retirement of long-term debt	(953.3)	(154.5)
Change in short-term debt	(4.5)	584.4
Other, net	(15.2)	(6.5)
Net cash provided by financing activities	26.4	161.4

Net change in cash, cash equivalents, and restricted cash	87.5	(14.1)
Cash, cash equivalents, and restricted cash at beginning of year	58.6	72.7
Cash, cash equivalents, and restricted cash at end of year	$146.1	$58.6